                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No.      )*


                                    LARSCOM
                   -----------------------------------------
                               (Name of Issuer)


                              Class A Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)



                                  51729Y108
                                 -------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 51729Y108                                        Page 1 of 2 Pages
         ---------------------                             ------------------

  (1)     Names of Reporting Person
          S.S. or I.R.S. Identification Nos. of Above Person

                      PARKSTONE SMALL CAPITALIZATION FUND
                                   31-1237155
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC Use Only


          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

                   MASSACHUSETTS (SERIES OF A BUSINESS TRUST)
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power
  Number of                    378,100
   Shares              --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power
  Owned by                            -0-
    Each               --------------------------------------------------------
  Reporting            (7)     Sole Dispositive Power
 Person With                   378,100
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power
                                      -0-
                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                       378,100
          ---------------------------------------------------------------------

 (10)     Check box if the Aggregate Amount in Row (9) Excludes Certain
          Shares*
                       Not applicable
          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (9)
                        5.4%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person*
                        IV
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 2 of 2 Pages
                                                              -----------------


ITEM 1

(a)   LARSCOM
(b)   4600 PATRICK HENRY DRIVE, SANTA CLARA, CA 95054

ITEM 2
(a)   PARKSTONE SMALL CAPITALIZATION FUND
(b)   3435 STELZER ROAD, COLUMBUS, OHIO 43219-3035
(c)   MASSACHUSETTS, USA
(d)   CLASS A COMMON STOCK
(e)   51729Y108


ITEM 3
(a)   NO
(b)   NO
(c)   NO
(d)   YES
(e)   NO
(f)   NO
(g)   NO
(h)   NO

ITEM 4
(a)   378,100
(b)   5.4%
(c)
(i)   378,100
(ii)  -0-
(iii) 378,100
(iv)  -0-

ITEM 5
      NO

ITEM 6
      NO

ITEM 7
      NO

ITEM 8
      NO

ITEM 9
      NO


BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                              DATE FEBRUARY 10, 1997
                                   -----------------------------------

                              SIGNATURE  /s/ TIMOTHY A. THIEBOUT
                                        ------------------------------
                              NAME/TITLE Timothy A. Thiebout, Secretary
                                         and Treasurer